EXHIBIT 10.52G

FIRST AMENDMENT TO

RESTRICTED STOCK UNIT AGREEMENT

ANNUAL EQUITY AWARD

PIONEER NATURAL RESOURCES COMPANY

2006 LONG TERM INCENTIVE PLAN

THIS FIRST AMENDMENT (the “First Amendment”) to Restricted Stock Unit Agreement Annual Equity Award (the “Agreement”), is executed as of November 20, 2008, to be effective May 16, 2007 (the “Effective Date”), and is made by and between Pioneer Natural Resources Company (the “Company”) and you.

W I T N E S S E T H:

WHEREAS, the Company previously adopted the Pioneer Natural Resources Company 2006 Long Term Incentive Plan, as amended from time to time (the “Plan”), under which the Company is authorized to grant equity-based incentive awards to certain employees and service providers of the Company;

WHEREAS, on May 16, 2007, the Company granted you a restricted stock unit award pursuant to the terms of the Plan and the Agreement;

WHEREAS,the Agreement provides that the Agreement may be amended in any manner consistent with all applicable laws by a written consent executed by the Company and you;

WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), imposes certain limitations and restrictions on the time at which certain types of compensation, including certain equity-based awards, may be payable;

WHEREAS, all documents that may provide for the payment of compensation that may be subject to Section 409A must be brought into compliance with the requirements of Section 409A on or before December 31, 2008, or the service provider to whom such compensation is payable will be subjected to certain adverse tax consequences, including, but not limited to, having to pay an additional tax of at least 20% on such compensation; and

WHEREAS, the Company and you have determined that it is advisable to amend the Agreement in accordance with the final regulations promulgated under Section 409A to ensure that, to the extent subject to Section 409A, the restricted stock unit award governed by the Agreement complies therewith and to avoid the imposition of any adverse tax consequences under Section 409A.

NOW, THEREFORE, the Agreement shall be amended as of the Effective Date as set forth below:

1. Section 3 of the Agreement shall hereby be deleted in its entirety and shall be replaced with the following:

3.	Dividend Equivalents

In the event that the Company declares and pays a dividend in respect of its outstanding shares of Stock and, on the record date for such dividend, you hold Restricted Stock Units granted pursuant to this Agreement that have not been settled, the Company shall pay to you an amount in cash equal to the cash dividend you would have received if you were the Beneficial Owner, as of such record date, of the number of shares of Stock related to the portion of your Restricted Stock Units that have not been settled as of such record date, such payment to be made on or promptly following the date that the Company pays such dividend (however, in no event shall the dividend equivalent payment be made later than 30 days following the date on which the Company pays such dividend).

2.         Section 6 of the Agreement shall hereby be deleted in its entirety and shall be replaced with the following:

6.	Early Vesting Upon a Change in Control.

Notwithstanding the other vesting provisions contained in Section 5 of this Agreement, but subject to the other terms and conditions set forth herein, immediately prior to the occurrence of a Change in Control (as defined in the Plan), all of the Restricted Stock Units shall become immediately and unconditionally vested and the shares of Stock related to the Restricted Stock Units shall be paid to you immediately prior to the occurrence of such Change in Control. Notwithstanding the foregoing provisions of this Section 6, no shares of Stock related to the Restricted Stock Units shall be paid to you as a result of a Change in Control unless the event constituting such Change in Control also constitutes a “change in the ownership or effective control” or “in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code and the regulations and other authoritative guidance promulgated thereunder (collectively, the “Nonqualified Deferred Compensation Rules”); except that, to the extent permitted under the Nonqualified Deferred Compensation Rules, payment shall be made in respect of this Award, upon the occurrence of a Change in Control, as determined by the Committee in its discretion, to the extent necessary to pay employment or other taxes imposed on the Award. To the extent shares of Stock related to the Restricted Stock Units are not paid to you upon a Change in Control as a result of the limitations described in the preceding sentence, the payment date of the Stock related to your Restricted Stock Units shall be the earliest of to occur of, as applicable, (i) the time or times specified in Section 5, 8 or 9 of this Agreement, (ii) the date elected by you pursuant to your Election Form, or (iii) a Change in Control that constitutes a “change in the ownership or effective control” or “in the ownership of a substantial portion of the assets” of the Company within the meaning of the Nonqualified Deferred Compensation Rules.

3.         Section 9 of the Agreement shall hereby be deleted in its entirety and replaced with the following:

9.	Disability.

(a)       If your service relationship with the Company is terminated by reason of your Disability, as such term is defined in Section 409A of the Code and the regulations thereunder, notwithstanding any provision of this Agreement or the Plan to the contrary, all of the Restricted Stock Units shall become immediately and unconditionally vested.

(b)       Notwithstanding the foregoing or any other provision to the contrary in the Plan, this Agreement or in the Election Form, no shares of Stock in respect of the Restricted Stock Units shall be paid to you upon a termination of your service relationship in the event you continue to provide sufficient services to the Company that you do not incur a separation from service for purposes of Section 409A of the Code on the date of such termination; except that, to the extent permitted under the Nonqualified Deferred Compensation Rules, payment shall be made in respect of this Award, upon your termination of service, as determined by the Committee in its discretion, to the extent necessary to pay employment or other taxes imposed on the Award. To the extent shares of Stock related to the Restricted Stock Units are not paid to you upon your termination of service as a result of the limitations described in the preceding sentence, the payment date of the Stock related to your Restricted Stock Units shall be the earliest of to occur of, as applicable, the time or times specified in Section 5, 6 or 8 of this Agreement or elected by you pursuant to your Election Form.

NOW, THEREFORE, be it further provided that, except as set forth above, the Agreement shall continue to read in its current state.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused the execution hereof by its duly authorized officer and you have agreed to the terms and conditions of this First Amendment, effective as of the Effective Date.

PIONEER NATURAL RESOURCES USA, INC.

By:
Name:	Larry Paulsen
Title:	Vice President Administration and
Risk Management
Date:	December 4, 2008

[AWARDEE]

Date:

Schedule I

1. The Company entered into a First Amendment to Restricted Stock Unit Agreement - Annual Equity Award in the form of this Exhibit 10.52G with respect to an annual equity grant made to each of Edison C. Buchanan, R. Hartwell Gardner, Andrew Lunquist and Charles E. Ramsey, Jr., non-employee directors of the Company, on May 16, 2007.

2. The Company entered into an additional First Amendment to Restricted Stock Unit Agreement - Annual Equity Award substantially in the form of this Exhibit with respect to an annual equity grant made to each of Edison C. Buchanan, R. Hartwell Gardner and Andrew Lunquist, non-employee directors of the Company, on May 3, 2006. The amendments relating to these annual equity grants varied from this Exhibit only in that references to May 16, 2007 were deleted and replaced with May 3, 2006.

3. The Company entered into an additional First Amendment to Restricted Stock Unit Agreement - Annual Equity Award substantially in the form of this Exhibit with respect to an annual equity grant made to each of Edison C. Buchanan, R. Hartwell Gardner and Andrew Lunquist, non-employee directors of the Company, on May 11, 2005. The amendments relating to these annual equity grants varied from this Exhibit only in that references to May 16, 2007 were deleted and replaced with May 11, 2005, and the reference to the “2006 Long Term Incentive Plan” in the first Whereas paragraph was deleted and changed to the “1997 Long Term Incentive Plan”.

4. The Company also entered into an additional First Amendment to Restricted Stock Unit Agreement with respect to an annual fee grant made to each of Edison C. Buchanan and R. Hartwell Gardner, non-employee directors of the Company, on May 16, 2007. The amendments relating to these annual fee grants varied from this Exhibit in the following respects: in the title and first paragraph of the amendment, references to “Annual Equity Award” were deleted and replaced with “Annual Retainer Fee Award.”

5. The Company also entered into an additional First Amendment to Restricted Stock Unit Agreement - Annual Retainer Fee Award substantially in the form of this Exhibit, modified as described in paragraph 4 above, with respect to an annual fee grant made to each of Edison C. Buchanan and R. Hartwell Gardner, non-employee directors of the Company, with respect to grants made on May 3, 2006. The amendments relating to these annual fee grants varied from this Exhibit, modified as described in paragraph 4 above, only in that references to May 16, 2007 were deleted and replaced with May 3, 2006.

6. The Company also entered into an additional First Amendment to Restricted Stock Unit Agreement - Annual Retainer Fee Award substantially in the form of this Exhibit, modified as described in paragraph 4 above, with respect to an annual fee grant made to each of Edison C. Buchanan, R. Hartwell Gardner and Andrew Lundquist, non-employee directors of the Company, on May 11, 2005. The amendments relating to these annual fee grants varied from this Exhibit, modified as described in paragraph 4 above, only in that references to May 16, 2007 were deleted and replaced with May 11, 2005, and the reference to the “2006 Long Term Incentive Plan” in the first Whereas paragraph was deleted and changed to the “1997 Long Term Incentive Plan”.